Exhibit 10.1

THIRD AMENDMENT TO THE

SUNSTONE HOTEL INVESTORS, INC.

2004 LONG-TERM INCENTIVE PLAN

THIS THIRD AMENDMENT (this “Third Amendment”) to the Sunstone Hotel Investors, Inc. 2004 Long-Term Incentive Plan, as amended and restated effective May 1, 2007, and as amended by the First Amendment thereto effective December 31, 2008 and the Second Amendment thereto effective May 5, 2010 (the “Plan”), is made by Sunstone Hotel Investors, Inc. (the “Company”) to be effective as of February 16, 2012 (the “Effective Date”).

WHEREAS, the Company maintains the Plan for the benefit of certain participants;

WHEREAS, the Company desires to amend certain provisions of the Plan in order to revise the Plan’s share counting provisions; and

WHEREAS, pursuant to Section 3.1(a) of the Plan, the Board of Directors of the Company (the “Board”) has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the Effective Date:

1. Section 1.6(a) of the Plan is hereby amended and restated in its entirety as follows:

“(a) “Total shares available. The total number of shares of Common Stock, which may be transferred pursuant to Awards granted under the Plan shall not exceed six million fifty thousand (6,050,000) shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, then the shares covered by such forfeited, terminated or canceled Award shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. Notwithstanding anything to the contrary contained herein, any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any Award shall not again become available for transfer pursuant to Awards granted or to be granted under this Plan. For purposes of determining the number of shares available for Awards under this Plan, the number of shares of Common Stock taken into account with respect to stock appreciation rights exercisable for shares of Common Stock shall be the number of shares underlying the stock appreciation rights upon grant (i.e., not the final number of shares of Common Stock delivered upon exercise of the stock appreciation right). Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which Awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.”

2. This Third Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Plan.

3. All other terms and provisions of the Plan shall remain in full force and effect except as specifically modified herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Board has caused this Third Amendment to the Plan to be duly executed on this 16th day of February, 2012.

SUNSTONE HOTEL INVESTORS, INC.

/s/ Kenneth E. Cruse
Kenneth E. Cruse President and Chief Executive Officer

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